Exhibit 15.5

To the board of Management of
Magic Benelux B.V.
5 Haplada Street
Or Yehuda
ISRAEL

Dordrecht, April 23, 2010

Re: KH/VK/NS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Sirs,

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-11220, 333-1946, 333-10794, 333-113552, 333-132221 and 333-149553) of Magic Software Enterprises Ltd., of our report dated January 29, 2010 with respect to the financial statements of Magic Benelux B.V. as of December 31, 2009, which appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2009.

On behalf of Verstegen accountants en adviseurs,

/s/ Drs L.K. Hoogerdoorn RA MGA.
Drs L.K. Hoogerdoorn RA MGA.